Contacts:   FRED SCHAPELHOUMAN
            Insightful Corporation
            (206) 283-8802
            investor@insightful.com


                              INSIGHTFUL FILES 10-K


SEATTLE - April 14, 2004 - Insightful Corporation (NASDAQ:IFUL) a leading provider of software solutions for analysis of numeric and text data, today filed its annual report on Form 10-K with the Securities and Exchange Commission. On March 31, 2004, the Company postponed the filing of its 10-K in order to complete an investigation of certain transactions in and before 2002 about which a former employee had made allegations in his wrongful termination lawsuit against the Company. The investigation efforts were directed by the audit committee of Insightful's Board of Directors, and carried out by an outside law firm with the full cooperation of the company. Based on the investigation, the audit committee of the Company has determined, with the advice of management, that no changes to the Company's prior financial statements are warranted.

ABOUT INSIGHTFUL

Insightful Corporation (NASDAQ:IFUL) provides enterprises with scalable data analysis solutions that drive better decisions faster by revealing patterns, trends and relationships. The Company is a leading supplier of software and services for statistical data analysis, data mining and knowledge access enabling clients to gain intelligence from numeric and text data.

Insightful products include S-PLUS(R), Insightful Miner, S-PLUS(R) Server and InFact(R). Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions. The Company has been delivering industry-leading, high-ROI solutions for 17 years to thousands of companies in financial services, pharmaceuticals, biotechnology, telecommunications, manufacturing, plus government and research institutions.


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Headquartered in Seattle, Insightful has offices in New York City, North
Carolina, France, Switzerland, and the United Kingdom, with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

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Insightful,  the Insightful logo, S-PLUS and InFact are registered trademarks of
Insightful Corporation. ArrayAnalyzer, FinMetrics, NuOPT, SeqTrial, and "human-like intelligence" are trademarks of Insightful Corporation. All product names mentioned herein may be trademarks or registered trademarks of their respective companies.


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